Exhibit 4.6

NETSKOPE, INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 25, 2025

3.75% Convertible Senior PIK Toggle Notes due 2027

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of April 25, 2025, among Netskope, Inc., a Delaware corporation, as issuer (the “Company”), Netskope SASE Gateway LLC (the “Undersigned”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of December 22, 2022 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Indenture”), relating to the Company’s 3.75% Convertible Senior PIK Toggle Notes due 2027 (the “Notes”);

WHEREAS, Section 8.02 of the Indenture provides, subject to certain exceptions, that the Indenture may be amended and supplemented with the written consent of the Holders of at least a majority of the number of the Notes then outstanding or each affected Holder, as the case may be (in each case, the “Requisite Consents”);

WHEREAS, the Company has distributed this Supplemental Indenture, including the Proposed Amendments (as defined below) to the Indenture, to the Holders in connection with the solicitation of the Requisite Consents from such Holders as to the Proposed Amendments;

WHEREAS, certain of the Holders representing more than a majority of the number of the Notes outstanding and/or each Affected Holder, as applicable, have consented to the amendments, deletions and revisions provided in Section 2 of this Supplemental Indenture (collectively, the “Proposed Amendments”);

WHEREAS, the Board of Directors (or similar governing body) of the Company and the Guarantors have approved the Proposed Amendments and the execution of this Supplemental Indenture;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee, (i) evidence that the Requisite Consents have been received and (ii) the Officer’s Certificate and the Opinion of Counsel described in Sections 8.06, 9.07, 12.02 and 12.03 of the Indenture with respect to this Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

WHEREAS, having received the Requisite Consents pursuant to Section 8.02 of the Indenture, the Company and the Guarantors desire to amend the Indenture to effectuate the Proposed Amendments on the date hereof; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.

(a)
The definition of “Maturity Date” is hereby deleted in its entirety and replaced with the following:

““Maturity Date” means December 15, 2027, provided that, on the Qualified Initial Public Offering Effective Date, the Maturity Date shall automatically be extended to December 15, 2028. If the Maturity Date is so extended, the Issuer shall provide written notice thereof to the Holders and the Trustee and shall take such actions as may be required by the Depositary in connection therewith.”

(b)
The subclause (z) in the last proviso of the definition of “Target Return Multiple” is hereby deleted in its entirety and replaced with the following:

“(z) in the case of a Repurchase Upon Fundamental Change or an acceleration of the Notes following an Event of Default, the Target Return Multiple as provided in clause (A) or clause (C) above, as applicable, shall not be lower than the Minimum Return Multiple as of the related Fundamental Change Repurchase Date or the date on which the accelerated amounts are paid pursuant to Article 7, as applicable.”

(c)
Section 4.03(D) of the Indenture is hereby amended by replacing the first paragraph thereof in its entirety with the following:

“(D) Optional Repurchase Trigger Date Notice. At least one (1) Business Day before the date that is the fourth (4th) annual anniversary of the Issue Date (such date, the “Optional Repurchase Trigger Date”), the Company will send a notice (the “Optional Repurchase Trigger Date Notice”) to each Holder and the Trustee specifying the date on which the Optional Repurchase Trigger Date will occur; provided that, if the Qualified Initial Public Offering Effective Date occurs prior to the receipt by the Company of any Optional Repurchase Trigger Demand, such Optional Repurchase Trigger Date Notice, if sent, shall immediately be deemed revoked on such Qualified Initial Public Offering Effective Date (and for the avoidance of doubt, no Optional Repurchase Trigger Date shall apply any longer with respect to such Optional Repurchase Trigger Date Notice) and regardless of whether any such notice has been sent, the Company will at least one (1) Business Day before 120th calendar day before the Maturity Date send an Optional Repurchase Trigger Date Notice to each Holder and the Trustee specifying such Business Day as the date on which the Optional Repurchase Trigger Date will occur. On any day following such Optional Repurchase Trigger Date but prior to the ninety-first (91st) calendar day prior to the Maturity Date, each Holder may, by delivery of written notice to the Company, request in writing that the Company make an Optional Repurchase Offer (such request, an “Optional Repurchase Trigger Demand”), and the Company will, on or prior to the twenty-first (21st) Business Day preceding the Optional Repurchase Date for the related Optional Repurchase Offer, send to each Holder, the Trustee, the Conversion Agent and the Paying Agent a notice of the Optional Repurchase Offer (an “Optional Repurchase Offer Notice”); provided that, if the Company has received an Optional Repurchase Trigger Demand from any Holder and also subsequently receives one or more other Optional Repurchase Trigger Demands on or prior to the Optional Repurchase Date specified in such Optional Repurchase Offer Notice, each such other Optional Repurchase Trigger Demand shall be disregarded by the Company for purposes of this Section 4.03(D).”

(d)
Section 4.04(B) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(B) Right to Redeem the Notes on or After the Redemption Trigger Date. Subject to the terms of this Section 4.04, the Company has the right, at its election, to redeem all, or any whole number, of the Notes, at any time, and from time to time, on a Redemption Date on or after the Redemption Trigger Date and on or before the fortieth (40th) Scheduled Trading Day immediately before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if (a)(i) on (x) each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Redemption Notice Date for such Redemption; and (y) the Trading Day immediately before such Redemption Notice Date, the Last Reported Sale Price per share of Common Stock exceeds, (1) if such Redemption Notice Date occurs on or prior to December 15, 2027, two hundred percent (200%) of the Conversion Price, or (2) if such Redemption Notice Date occurs after December 15, 2027, two hundred and thirty percent (230%) of the Conversion Price or (ii) the Redemption Trigger Date is the effective date of a Fundamental Change pursuant to the proviso of the definition of “Redemption Trigger Date” herein; and (b) if the Company (or the Underlying Issuer) is a Rule 144(i) Issuer, the Liquidity Conditions have been satisfied; provided, however, that the Company will not be entitled to call less than all of the outstanding Notes for Redemption unless the excess of the principal amount of Notes outstanding as of the time the Company sends the related Redemption Notice over the aggregate principal amount of Notes set forth in such Redemption Notice as being subject to such Redemption is at least $100,000,000.”

Section 3. By signing this Amendment, the Company and the Guarantor hereby confirms that the obligations of the Company and the Guarantor under the Indenture (as modified or supplemented hereby) or the Notes, (i) are entitled to the benefits of the Guarantees set forth in the Indenture (as modified or supplemented hereby) or the Notes, (ii) constitute “Guaranteed Obligations” or other similar term for purposes of Indenture (as modified or supplemented hereby) or the Notes, and (iii) notwithstanding the effectiveness of the terms hereof, the Guarantee set forth in the Indenture (as modified or supplemented hereby) or the Notes is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects (giving effect to the amendments set forth herein).

Section 4. The parties hereto acknowledge and agree that, for U.S. federal and applicable state and local income tax purposes, the effectuation of the Proposed Amendments is not intended to be treated as resulting in a significant modification of the Notes within the meaning of Section 1.1001-3 of the U.S. Treasury regulations, and agree not to file tax returns or report in a manner inconsistent with such treatment unless required by a change in applicable law after the date hereof or a final “determination” within the meaning of Section 1313(a) of the Code.

Section 5. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 6. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 7. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together. Except as expressly amended hereby, the Indenture shall remain in full force and effect.

Section 8. The recitals and statements herein are deemed to be those of the Company and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for the recitals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NETSKOPE, INC., as the Company

By:	/s/ Sanjay Beri
Name: Sanjay Beri
Title: CEO

NETSKOPE SASE GATEWAY LLC, as a Guarantor

By:	/s/ Sanjay Beri
Name: Sanjay Beri
Title: CEO

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Vice President